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                                                                EXHIBIT 10.17


                             AMENDMENT TO AGREEMENT


     This is an amendment to the License Agreement (the "Agreement") entered into on September 29, 1993 by and between JOHN GRAY, Ph.D ("Licensor") and RAMY El-BATRAWI, his successors and assigns ("Licensee").

     1. Paragraph 4 of the Agreement is deleted and the following is substituted in its place:

          4. COMPENSATION TO LICENSOR. As compensation for the performance of Licensor's obligations hereunder, Licensee agrees to pay Licensor a royalty of 50% of net income from sales of the Tapes. For purposes of this Agreement, the term "Net Income" shall be defined as gross income from Tape sales by Licensee, less all returns and allowances, and less all expenses reasonably related to the marketing, sale and distribution of the Tapes (including but not limited to advertising, media costs, product costs, shipping and processing fees, media buying fees, telemarketing fees, merchant account costs and fees, assembly and fulfillment, database processing, customer service, insurance and infomercial production costs and tests and amounts paid to third party distributors, whether such amounts are paid directly to a third party or are paid to a third party through the medium of a joint venture or partnership). Provided, however, payments of compensation to Licensee shall not be deemed an "expense" in the calculation of "net income"; but general and administrative expenses (including but not limited to legal and accounting fees, telephone and travel) shall be deemed an "expense" provided that such general and administrative expenses for each period do not exceed two percent (2%) of gross sales for such period. For purposes of this determination, "Net Income" shall be computed on the cash basis of accounting.

     2. Notwithstanding the provisions of Paragraph 5 of the Agreement, Licensor agrees that he will defer his right to receive payments of royalties to the extent reasonably required to allow Licensee to finance increases in receivables, television time acquisition, inventory and any required merchant credit care reserves.

     3. Licensor represents and warrants that the material contained on the Tapes is wholly original with Licensor, and does not infringe on copyrighted materials of any other person. Licensor warrants that he is the sole owner of the copyright to the Tapes and all material contained on the Tapes. Licensor warrants that the Tapes and the material contained in the Tapes are subject to no prior assignments, sales or encumbrances that would prevent Licensee from freely performing under the Agreement. Licensor warrants that the Tapes do not and will not defame any person or violate any right of privacy of any other person. Licensor warrants that all persons appearing on the Tapes have executed full releases authorizing their appearance on the Tapes without further compensation (except for Licensor's compensation under this Agreement).



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     4.   Licensor and Licensee agree that the Agreement does not create a partnership between the parties.



(Initialed by /s/ John Gray; /s/ Ramy El-Batrawi)

Dated:  11/20/93

/s/ John Gray                                  /s/  Ramy El-Batrawi
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JOHN GRAY, Ph.D. ("Licensor")                  RAMY El-BATRAWI ("Licensee")